Exhibit 8.2

[Letterhead of Osler, Hoskin & Harcourt LLP]

•, 2011

APMEX Physical — 1 oz. Gold Redeemable Trust

226 Dean A. McGee Avenue

Oklahoma City, Oklahoma 73102

Re:                               APMEX Physical — 1 oz. Gold Redeemable Trust, Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as counsel to APMEX Physical — 1 oz. Gold Redeemable Trust, a trust established under the laws of the Province of Ontario (the “Trust”), in connection with the Trust’s public offering of up to • units (the “Units”) of the Trust, which includes Units issuable upon exercise of an over-allotment option, by Stiefel Nicolaus Weisel and Lazard Capital Markets (collectively, the “Underwriters”) pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Trust and the Underwriters.

This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K of the United States Securities Act of 1933, as amended (the “Securities Act”).

We are qualified to express opinions with respect to the laws of the Province of Ontario and the federal laws of Canada applicable therein. This opinion is limited to the federal income tax laws of Canada and does not purport to discuss the consequences or effectiveness of the offering under any other laws.

In connection with this opinion, we have examined (i) the registration statement on Form F-1 filed by the Trust under the Securities Act on •, 2011, (such registration statement, being hereinafter referred to as the “Registration Statement”), (ii) the form of Underwriting Agreement, (iii) the trust agreement of the Trust filed as an exhibit to the Registration Statement and (iv) the management agreement of the Trust filed as an exhibit to the Registration Statement, as well as such other records, documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we hereby confirm our opinion as set forth under the heading “Canadian Federal Income Tax Considerations” in the prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings [“Legal Matters”, “Canadian Federal Income Tax Considerations” and “Experts”] in the prospectus forming part of the

Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of person whose consent is required by the Securities Act, or the rules and regulations promulgated thereunder.

Yours truly,

Osler, Hoskin & Harcourt LLP